Exhibit 99.1

DOUGLAS DYNAMICS REPORTS RECORD FIRST QUARTER 2026 RESULTS

Snowfall and Municipal Driven Demand Combined With Strong Execution

Produced Record First Quarter Results

First Quarter 2026 Highlights*:

●	Net Sales increased 20% to a record $137.8 million
●	Net Income rose substantially to $6.4 million, with $0.26 of diluted EPS
●	Adjusted EBITDA increased 78% to a record $16.8 million
●	Record adjusted diluted EPS of $0.36
●	Increasing 2026 outlook based on strength of 1Q results

*All comparisons are to first quarter 2025 financials

May 4, 2026 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2026. Unless otherwise stated, all comparisons made in this document are between the first quarters of 2026 and 2025.

Mark Van Genderen, President & CEO, stated, “The strength of our first-quarter results reflects increased snowfall driven demand, disciplined execution, and continued progress against our strategic priorities. Our performance is particularly positive in light of year over year comparison to the robust first quarter of 2025. These results establish a strong foundation for the year, and we remain focused on pursuing our strategic objectives amid an evolving macroeconomic backdrop. I want to thank our teams for their ongoing dedication as we work to address the heightened demand across many areas of our business.”

Consolidated First Quarter 2026 Results

$ in millions (except Margins & EPS)	Q1 2026	Q1 2025
Net Sales	$137.8	$115.1
Gross Profit Margin	27.4%	24.5%

Income from Operations	$9.9	$3.2
Net Income	$6.4	$0.1
Diluted EPS	$0.26	($0.00)
Adjusted EBITDA	$16.8	$9.4
Adjusted EBITDA Margin	12.2%	8.2%
Adjusted Net Income	$8.6	$2.2
Adjusted Diluted EPS	$0.36	$0.09

●

Net Sales increased 20% to a record $137.8 million based on record sales of parts and accessories at Work Truck Attachments, and higher municipal volumes, which offset lower commercial volumes at Work Truck Solutions.

●	Gross Margin increased 290-basis points to 27.4%, based on higher volumes at Work Truck Attachments and strong execution in both segments.

Douglas Dynamics – First Quarter 2026

●	Net Income improved substantially to $6.4 million, with $0.26 of diluted EPS.
●	Adjusted EBITDA increased 78% to a record $16.8 million, which drove a 400-basis point increase in margin to 12.2%, and record adjusted diluted EPS of $0.36.

Work Truck Attachments Segment First Quarter 2026 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2026	Q1 2025
Net Sales	$60.9	$36.5
Adjusted EBITDA	$7.7	$0.3
Adjusted EBITDA Margin	12.6%	0.9%

●	Net Sales increased 67% to a record $60.9 million, driven by strong snow and ice product demand, plus a full quarter of sales from Venco Venturo, which was acquired in November 2025.
●	Adjusted EBITDA increased materially to $7.7 million.
●

Above average snowfall across core markets in the Northeast and Midwest during the first quarter led to a surge in demand. Dedicated execution from our team delivered record shipments of parts and accessories.

Van Genderen explained, “Our core markets experienced the heaviest snowfall in a decade this past winter, with snowfall totals approximately 25% above the 10-year average. The snowfall-driven strength of parts and accessories sales carried into the first quarter, and we are now focused on ensuring that the pre-season orders we’re currently taking for all our products are efficiently delivered to dealers in the second and third quarters of this year.”

Work Truck Solutions Segment First Quarter 2026 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2026	Q1 2025
Net Sales	$76.9	$78.6
Adjusted EBITDA	$9.1	$9.1
Adjusted EBITDA Margin	11.9%	11.6%

●	Net Sales decreased slightly to $76.9 million, with Adjusted EBITDA increasing slightly to $9.1 million.
●	Adjusted EBITDA margin increased to a record 11.9%.

Van Genderen stated, “Our municipal operations continue to deliver solid performance, allowing the Solutions segment to produce record bottom line results again this quarter, coupled with near record Net Sales. This impressive achievement offset slightly softer demand in certain commercial business segments.”

Douglas Dynamics – First Quarter 2026

Dividend & Liquidity

●

Returned approximately $10.1 million of cash to shareholders through the payment of a quarterly cash dividend of $0.295 per diluted share, and the repurchase of approximately 70,000 shares of company stock.

●	Net cash used in operating activities of $1.0 million was in line with the prior year, primarily due to improved earnings offset by working capital changes within the quarter.

2026 Outlook

Sarah Lauber, Executive Vice President and CFO, noted, “The business trends we experienced in 2025 largely carried over into the first quarter of 2026, helping to drive record results. Winter weather supported increased demand at Attachments, particularly for parts and accessories. Despite a challenging comparison against last year’s record financials, the Solutions segment delivered excellent overall results again. Looking forward, we expect moderation on the commercial side due to economic uncertainty and continued positive momentum in our municipal operations.”

Lauber continued, “Taking these factors into account, we are raising our strong guidance ranges for the year. This momentum reinforces our belief in the power of our market leading brands and our 2026 growth trajectory, driving our ability to deliver long-term value for stakeholders.”

2026 Outlook Ranges*
	Original		Updated
	Low	High	Low	High
Net Sales	$710	$760	$750	$795
Adjusted EBITDA	$100	$120	$110	$125
Adjusted Diluted EPS	$2.25	$2.85	$2.55	$3.05
Effective tax rate	24%	25%	24%	25%
*In millions, except per share, and tax rate data

The 2026 outlook assumes relatively stable economic and supply chain conditions, that pre-season orders are expected to be shipped approximately equally between the second and third quarters, and that core markets will experience average snowfall in the fourth quarter of 2026.

With respect to the Company’s 2026 financial outlook, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Douglas Dynamics – First Quarter 2026

Earnings Conference Call Information

The Company will host a conference call on Tuesday, May 5, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands, and truck mounted cranes and dump hoists sold under the VENCO VENTURO brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share (EPS), and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo, CEO transition costs, debt modification expense, and loss on extinguishment of debt. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Douglas Dynamics – First Quarter 2026

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo, CEO transition costs, debt modification expense, loss on extinguishment of debt, and certain charges related to unrelated legal fees and consulting fees. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less the acquisition of property and equipment. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, including as a result of the ongoing conflict in Iran, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, disruptions at our manufacturing facilities, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system, our inability to achieve the projected financial performance with the assets of Venco Venturo, which we acquired in 2025 and unexpected costs or liabilities related to such acquisition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

Financial Statements

Douglas Dynamics – First Quarter 2026

Douglas Dynamics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$5,189	$8,297
Accounts receivable, net	67,702	97,561
Inventories	185,775	149,656
Inventories - truck chassis floor plan	4,239	4,184
Refundable income taxes paid	-	920
Prepaid and other current assets	4,832	5,415
Total current assets	267,737	266,033

Property, plant, and equipment, net	45,944	44,764
Goodwill	116,779	116,779
Other intangible assets, net	114,751	116,269
Operating lease - right of use asset	71,058	68,972
Non-qualified benefit plan assets	11,779	12,038
Other long-term assets	2,243	1,846
Total assets	$630,291	$626,701

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,770	$38,687
Accrued expenses and other current liabilities	26,131	33,406
Floor plan obligations	4,239	4,184
Operating lease liability - current	7,234	7,154
Income taxes payable	123	-
Short term borrowings	20,000	5,000
Current portion of long-term debt	7,416	7,416
Total current liabilities	100,913	95,847

Retiree benefits and deferred compensation	15,056	14,947
Deferred income taxes	33,540	33,104
Long-term debt, less current portion	133,391	135,162
Operating lease liability - noncurrent	62,443	60,134
Other long-term liabilities	5,514	6,061

Total stockholders' equity	279,434	281,446
Total liabilities and stockholders' equity	$630,291	$626,701

Douglas Dynamics – First Quarter 2026

Douglas Dynamics, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2026	March 31, 2025
	(unaudited)

Net sales	$137,797	$115,067
Cost of sales	100,026	86,928
Gross profit	37,771	28,139

Selling, general, and administrative expense	26,341	23,387
Intangibles amortization	1,517	1,550

Income from operations	9,913	3,202

Interest expense, net	(2,062)	(2,384)
Debt modification expense	-	(176)
Loss on extinguishment of debt	-	(156)
Other income, net	44	4
Income before taxes	7,895	490

Income tax expense	1,519	342

Net income	$6,376	$148

Weighted average number of common shares outstanding:
Basic	23,098,094	23,121,555
Diluted	23,587,508	23,121,555

Earnings (loss) per share:
Basic earnings per common share attributable to common shareholders	$0.27	$0.01
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.26	$(0.00)
Cash dividends declared and paid per share	$0.30	$0.30

Douglas Dynamics – First Quarter 2026

Douglas Dynamics, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Month Period Ended
	March 31, 2026	March 31, 2025
	(unaudited)

Operating activities
Net income	$6,376	$148
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,856	3,823
Gain on disposal of fixed assets	(54)	-
Amortization of deferred financing costs and debt discount	105	169
Debt modification expense	-	176
Loss on extinguishment of debt	-	156
Stock-based compensation	2,537	2,150
Provision for losses on accounts receivable	157	157
Deferred income taxes	437	31
Non-cash lease expense	2,333	2,056
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	29,701	18,030
Inventories	(36,119)	(34,438)
Prepaid assets, refundable income taxes paid and other assets	601	(1,782)
Accounts payable	(3,220)	10,953
Accrued expenses and other current liabilities	(6,227)	(2,903)
Benefit obligations, long-term liabilities, and other	(1,477)	(63)
Net cash used in operating activities	(994)	(1,337)

Investing activities
Capital expenditures	(3,161)	(2,161)
Acquisition of business	(927)	-
Net cash used in investing activities	(4,088)	(2,161)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(899)	(161)
Payments of financing costs	-	(200)
Payments on life insurance policy loans	(122)	(119)
Repurchase of common stock	(3,000)	-
Dividends paid	(7,130)	(7,016)
Net revolver borrowings	15,000	12,000
Borrowings on long-term debt	-	148,770
Repayment of long-term debt	(1,875)	(147,688)
Net cash provided by financing activities	1,974	5,586
Change in cash and cash equivalents	(3,108)	2,088
Cash and cash equivalents at beginning of period	8,297	5,119
Cash and cash equivalents at end of period	$5,189	$7,207

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$55	$19,083

Douglas Dynamics – First Quarter 2026

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands, except Adjusted EBITDA margin)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025

Work Truck Attachments
Net Sales	$60,911	$36,457
Adjusted EBITDA	$7,663	$327
Adjusted EBITDA Margin	12.6%	0.9%

Work Truck Solutions
Net Sales	$76,886	$78,610
Adjusted EBITDA	$9,148	$9,104
Adjusted EBITDA Margin	11.9%	11.6%

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended March 31,
	2026	2025

Net cash used in operating activities	$(994)	$(1,337)
Acquisition of property and equipment	(3,161)	(2,161)
Free cash flow	$(4,155)	$(3,498)

Douglas Dynamics – First Quarter 2026

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended March 31,
	2026	2025

Net income	$6,376	$148

Interest expense - net	2,062	2,384
Income tax expense	1,519	342
Depreciation expense	2,339	2,273
Intangibles amortization	1,517	1,550
EBITDA	13,813	6,697

Stock-based compensation	2,537	2,150
Debt modification expense	-	176
Loss on extinguishment of debt	-	156
Other charges (1)	461	252
Adjusted EBITDA	$16,811	$9,431

(1)  Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented. Reflects $58 in inventory step up related to Venco Venturo included in cost of sales in the three months ended March 31, 2026.

Douglas Dynamics – First Quarter 2026

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended March 31,
	2026	2025

Net income	$6,376	$148
Adjustments:
Stock based compensation	2,537	2,150
Debt modification expense	-	176
Loss on extinguishment of debt	-	156
Other charges (1)	461	252
Tax effect on adjustments	(750)	(683)
Adjusted net income	$8,624	$2,199

Weighted average basic common shares outstanding	23,098,094	23,121,555
Weighted average common shares outstanding assuming dilution	23,587,508	23,121,555

Adjusted earnings per common share - dilutive	$0.36	$0.09

GAAP diluted earnings (loss) per share	$0.26	$(0.00)
Adjustments net of income taxes:

Stock based compensation	0.08	0.07
Debt modification expense	-	-
Loss on extinguishment of debt	-	-
Other charges (1)	0.02	0.02

Adjusted diluted earnings per share	$0.36	$0.09

(1)  Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented. Reflects $58 in inventory step up related to Venco Venturo included in cost of sales in the three months ended March 31, 2026.